Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tower Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-159647) on Form S-3, and registration statements (Nos. 333-167382, 333-159639, 333-159638, and 333-40661) on Form S-8 of Tower Bancorp, Inc. of our report dated March 16, 2011, with respect to the consolidated balance sheets of Tower Bancorp, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the accompanying Form 10-K of Tower Bancorp, Inc.

(signed) KPMG LLP

Harrisburg, PA

March 16, 2011